EXHIBIT 99


            BIG ENTERTAINMENT TO PURCHASE HOLLYWOOD ONLINE, OWNER OF
                HOLLYWOOD.COM, FROM TIMES MIRROR FOR $31 MILLION

     Combined bige.com/hollywood.com Website To Offer Merchandise, Content, and Movie Theatre Show Times From The
                    Internet's First Entertainment Superstore

  hollywood.com's Exclusive Agreement With the National Association of Theatre
    Owners Gives BigE Access to About 75 Percent of Movie Screens Nationwide


BOCA RATON, FL and LOS ANGELES, CA - (Jan. 11, 1999) - Big Entertainment, Inc. (NASDAQ: BIGE) and The Times Mirror Company (NYSE: TMC) announced today that Big Entertainment will acquire Hollywood Online, Inc., and its website, hollywood.com, from Times Mirror for $31.0 million in stock, under a definitive agreement signed today by the two companies.

Big Entertainment said that it plans to combine hollywood.com's extensive entertainment information and content with BigE's entertainment e-commerce website, bige.com, to form the Internet's first comprehensive entertainment, movie and popular culture superstore. Hollywood Online currently owns and operates hollywood.com, a leading Internet site for movie and celebrity-related multimedia information, including movie show times for about 75 percent of screens nationwide. BigE currently owns and operates bige.com, an e-commerce studio store offering thousands of licensed merchandise products from Hollywood studios, TV networks and popular culture.

The combined Internet properties will operate under the hollywood.com name and web address (URL) upon completion of the purchase, which is anticipated to occur within the next 90 days.

Mitchell Rubenstein, chairman and CEO of Big Entertainment, said, "The acquisition is the defining event in BigE's transition into a premier Internet retailer in the entertainment sector. We are combining the leading movie content and movie show times Website with our leading studio store merchandise site. To complete hollywood.com's powerful movie and entertainment package, we expect to add online movie ticketing and other e-commerce products, including videos and DVDs. We believe consumers will want to visit and use hollywood.com frequently. The acquisition makes us a global player, with about 20 percent of our new Website users overseas. We see significant growth potential globally as we create the new hollywood.com on-line superstore."

Thomas Unterman, executive vice president and chief financial officer of Times Mirror, said, "The combination of hollywood.com and bige.com will powerfully extend the reach of both websites. We are looking forward to becoming a shareholder in BigE."

Michael Rollens, chairman and chief executive officer of Hollywood Online Inc., said, "The merging of hollywood.com's comprehensive movie content with bige.com's extensive entertainment products, creates a combined website which will be a leader in motion picture information and e-commerce."

Under today's agreement, Big Entertainment, Inc. will issue $31.0 million in newly-issued stock to The Times Mirror Company, consisting of common stock and, under certain circumstances, preferred stock. The number of shares of BigE common stock to be issued will be $31.0 million divided by the average ("Average Share Price") of the closing bid prices of BigE common stock for the 15 trading days ending on the third day immediately preceding today (which has been calculated to be $12.98 a share), and the 15 trading days beginning on the third trading day after today. In addition, the Average Share Price will be no more than 35 percent above or below $12.98. If, following the transaction, Times Mirror would own more than 19.9 percent of the fully-diluted voting stock of BigE, Times Mirror will receive in lieu of such excess a new series of

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BIG ENTERTAINMENT TO PURCHASE HOLLYWOOD ONLINE,
OWNER OF HOLLYWOOD.COM, FROM TIMES MIRROR FOR $31 MILLION
January 11, 1999
Page 2 of 3


non-voting convertible preferred stock of Big Entertainment, Inc., for up to $6 million. BigE also has the right, under certain circumstances, to pay up to $1 million of the merger consideration in cash.

The transaction is subject to the approval of BigE's current shareholders if the number of shares to be issued to Times Mirror would exceed 20 percent of BigE's outstanding common stock prior to issuance. If the Average Share Price was $14.4375 (the closing bid price of BIGE on January 8, 1999), Times Mirror would receive approximately 2,027,000 shares of common stock (which would represent, after issuance, approximately 19.9 percent of the BIGE common shares outstanding assuming no conversion of any of BigE's currently outstanding convertible preferred stock) and approximately $1.7 million of newly-issued non-voting convertible preferred stock. BigE Chairman Rubenstein, President Laurie Silvers and two other principal shareholders of BigE, who hold in the aggregate approximately 30 percent of BigE voting stock, have agreed to vote in favor of the issuance of the common stock in the merger, if a vote is necessary. The transaction is also subject to customary regulatory approval.

One Times Mirror representative will join the Big Entertainment Board of Directors, bringing the Board's total membership to nine.

Big Entertainment, already the Internet's largest online entertainment studio store, offers a wide assortment of merchandise from films, TV and popular culture, including apparel, posters, and collectibles. Today's transaction adds significant content, including movie theatre showtimes, digitized video and audio clips, trailer, soundtrack music, photographs and interactive games, daily Hollywood news, celebrity interviews, coverage of major movie premieres and film festivals, reviews, interactive forums, and box-office charts.

The combined website will be promoted under an exclusive marketing agreement with the National Association of Theatre Owners (NATO). Under the NATO contract, hollywood.com is the exclusive movie information online site promoted on-screen in these theatres.


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BIG ENTERTAINMENT TO PURCHASE HOLLYWOOD ONLINE,
OWNER OF HOLLYWOOD.COM, FROM TIMES MIRROR FOR $31 MILLION
January 11, 1999
Page 3 of 3



In the month of December 1998, hollywood.com had approximately 1.2 million unique user visits with over 20 million page views. Twenty percent of hollywood.com's website users are from outside the United States. bige.com went live on the Internet last Thanksgiving and is the exclusive e-commerce entertainment store for USA Today's website usatoday.com, and is also promoted on broadcast.com, Excite, and Film.com.

As part of today's transaction, the combined "hollywood.com/bige.com" website will also become the exclusive studio store for latimes.com, the website for the Los Angeles Times (excluding videos and DVDs). latimes.com is owned by Times Mirror. BigE said it would seek to expand these exclusive newspaper website relationships to other cities in the United States.

Big Entertainment, Inc. ("BigE") was founded by Mitchell Rubenstein and Laurie Silvers, who earlier founded the Sci-Fi Channel O. BigE owns bige.com, an e-commerce studio store offering thousands of entertainment products from Hollywood studios, TV networks, and popular culture. bige.com is available on the web at www.bige.com as well on many popular websites, including usatoday.com, broadcast.com, Excite, and Film.com. BigE also owns entertainment properties created for it by best-selling authors and media celebrities, including Leonard Nimoy and Mickey Spillane.

Times Mirror, a Los Angeles-based news and information company, publishes the Los Angeles Times, Newsday, The Baltimore Sun, The Hartford Courant, The Morning Call, The (Stamford) Advocate and Greenwich Time; a wide array of professional information for the aviation, training and health improvement markets, and consumer magazines. Times Mirror newspapers have won a total of 58 Pulitzer Prizes, among the highest of any news and information company in the country. More information about Times Mirror is available on the company's website, www.tm.com.

The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to, the risks described in Big Entertainment's filings with the Securities and Exchange Commission.

###

CONTACTS:
Big Entertainment:
Mitchell Rubenstein, 561-998-8000
or Gene Donati, Clark & Weinstock, 212-953-2550 (media and investors) Mark Cohen, The Pinnacle Group, 516-773-2477 (investor relations)

Times Mirror:
Martha Goldstein, 213-237-3727 (media information)
Jean M. Jarvis, 213-237-3955 (investor information)